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                                                                       Exhibit 2


                            SECURED PROMISSORY NOTE

$2,450,000                                                Ridgefield, New Jersey
                                                          April 2, 1996



          FOR VALUE RECEIVED, the undersigned, Rory B. Riggs (the "Maker"), by this Secured Promissory Note (this "Note"), absolutely and unconditionally promises to pay to the order of BIOMATRIX, INC., a Delaware corporation (the "Payee"), the aggregate principal amount of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) on April 2, 2000 (the "Maturity Date"), and to pay simple interest on the principal amount outstanding from time to time hereunder, from the date hereof through and including the date on which such principal amount is paid in full, at a rate of six percent (6%) per annum simple interest. Interest hereunder shall be due and payable on the Maturity Date or any accelerated maturity hereof.

          The Maker shall have the right to prepay the unpaid principal amount of this Note in full at any time, or in part from time to time, without premium or prepayment penalty, provided that there is paid with each such principal prepayment all accrued and unpaid interest to the date of prepayment (calculated on the basis of a 365-day year for the actual number of days for which the same is due).

          All payments of interest and principal hereunder shall be made at the principal business address of the holder hereof. All payments hereunder shall be applied first to payment of all, if any, other amounts except principal due
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under or in respect of this Note and second to repayment of principal.
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          This Note is made and delivered by the Maker to the Payee pursuant to that certain Restricted Stock Purchase Agreement, dated as of April 2, 1996, among the Payee and the Maker, and is secured pursuant to the provisions of a certain Stock Pledge Agreement, dated of even date herewith, between the Maker and the Payee.

          Whenever any payment under this Note becomes due on a date that is not a regular business day in the State of New Jersey or the State of New York, the maturity thereof shall be extended to the next succeeding business day and interest at the applicable rate shall accrue during such extension.

          The indebtedness evidenced by this Note is and will be subordinate and subject in right of payment to the prior payment in full of any indebtedness, obligations or liabilities of the Maker to any bank or other financial institution existing on the date hereof or arising hereafter.

          Anything implied herein to the contrary notwithstanding, in the event that (1) the Maker shall fail to pay when due all or any portion of the principal of or interest on this Note, (2) the Maker shall make an assignment of the whole or a substantial part of his assets for the benefit of
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creditors, or (3) there shall be commenced by or against the Maker any proceeding under any bankruptcy, insolvency, readjustment of debt or similar law of any jurisdiction, (each event referred to in clauses (1) through (3) above being hereinafter referred to herein as an "Event of Default") then without notice to or demand upon the Maker the entire unpaid principal of this Note, and all interest accrued thereon, shall (if not already due and payable) immediately become and be due and payable to the order of the holder hereof.

          The Maker and the Payee shall provide any notices hereunder according to the provisions of the Restricted Stock Purchase Agreement, dated as of April 2, 1996, by and between the Maker and the Company. This Note may not be assigned or transferred by Payee without the written consent of Maker. This Note may not be assigned or transferred by Maker without the written consent of Payee (which consent shall not be unreasonably withheld), except that this Note may be transferred to an affiliate or successor of the Maker without the consent of the Payee.

          The remedies of Payee as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together at the sole
discretion of the Payee.  The Maker hereby waives   The Maker hereby, to the
fullest extent permitted by applicable law: (a) waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, acceleration or enforcement of or under this Note; (b) assents to any extension or postponement of the time of payment or any other indulgence, and to any substitution, exchange or release of collateral; and (c) agrees to pay to the holder, on demand, all costs and expenses of collection, including, without limitation, reasonable attorneys' fees and legal expenses, incurred by the holder in enforcing this Note, whether or not litigation is commenced.

          No failure by the holder to exercise, or delay by the holder in exercising, any right or remedy hereunder shall operate as a waiver thereof, or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Acceptance by the holder of any payment after the maturity of this Note has been accelerated shall not constitute a waiver of such acceleration.

          THIS NOTE SHALL TAKE EFFECT AS AN INSTRUMENT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW JERSEY.

                                       /s/ Rory B. Riggs
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                                       Rory B. Riggs